AMN HEALTHCARE ANNOUNCES THIRD QUARTER 2021 RESULTS
Quarterly revenue of $878 million;
GAAP EPS of $1.54 and adjusted EPS of $1.73

DALLAS — AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its third quarter 2021 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q3 2021	% Change Q3 2020	YTD September 30, 2021	% Change YTD September 30, 2020
Revenue	$877.8	59%	$2,621.2	49%
Gross profit	$305.9	66%	$875.3	50%
Net income	$74.0	184%	$211.2	244%
GAAP diluted EPS	$1.54	182%	$4.40	241%
Adjusted diluted EPS*	$1.73	112%	$5.07	109%
Adjusted EBITDA*	$138.4	80%	$412.8	78%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights
•Revenue from all segments exceeded guidance in the third quarter, demonstrating the significant value of AMN's Total Talent Solutions and the superior delivery of our team.
•Severe workforce shortages and growing patient volumes have elevated healthcare labor demand to unprecedented levels, leading to our record-high guidance for the fourth quarter.
•Revenue for the third quarter was $878 million, 59% above prior year and 11% above the high end of our guidance range.
•Adjusted EBITDA grew 80% year over year on 59% revenue growth.
•With this strong performance, we are investing significantly in our team members and increasing support for our clients, healthcare professionals and communities.

"We are deeply grateful for the hard work of all healthcare professionals and organizations and the incredibly talented team at AMN. Our country is experiencing the most severe healthcare labor shortage in history, and it will likely persist for many years to come and forever change the workforce management paradigm for healthcare organizations," said Susan R. Salka, Chief Executive Officer of AMN Healthcare. "With an expectation of this environment continuing for the foreseeable future, our team is rapidly deploying digital solutions, automation and hiring a record number of new team members to enable placement of healthcare professionals now and evolve AMN's solutions to meet this higher demand long term.

"As the industry leader with the most diverse staffing and workforce technology solutions, AMN Healthcare is well positioned to invest in the future," Ms. Salka said. "We carry a great sense of compassion, urgency and responsibility to take care of our team members, communities, healthcare professionals, and clients. The healthcare community has a long road ahead to endure the workforce challenges created by the pandemic. The essential nature of AMN's solutions and the importance of partnering with healthcare organizations has been elevated to a new level. The growing and dedicated AMN team is stronger than ever and working hard every day to ensure we are aiding in the well-being of all and empowering the future of care."

Third Quarter 2021 Results
Consolidated revenue for the quarter was $878 million, a 59% increase over prior year and 2% above prior quarter. Net income was $74 million (8.4% of revenue), or $1.54 per diluted share, compared with $26 million (4.7% of revenue), or $0.55 per diluted share, in the same quarter last year. Adjusted diluted EPS in the third quarter was $1.73 compared with $0.82 in the same quarter of the prior year.

Revenue for the Nurse and Allied Solutions segment was $627 million up 64% year over year and up slightly from the prior quarter. Travel nurse staffing revenue grew 56% year over year, and allied division revenue was up 62% over that span. Segment revenue included $23 million related to labor disruption activities.

The Physician and Leadership Solutions segment reported revenue of $151 million, growing 38% year over year and 8% sequentially. Locum tenens revenue was $89 million, up 31% year over year and 14% sequentially. Interim leadership revenue grew by 59% year over year and was flat sequentially. Our physician and leadership search businesses produced revenue growth of 33% year over year and 4% sequentially.

Technology and Workforce Solutions segment revenue reached $100 million, an increase of 67% year over year. Language services revenue was $47 million in the quarter, up 33% over prior year. Vendor management systems revenue was $33 million growing 113% year over year. Our outsourced solutions, including recruitment process outsourcing, also produced exceptionally strong growth amid rising demand.

Consolidated gross margin was 34.8%, 130 basis points higher year over year and up 210 basis points sequentially. Gross margin improved year over year and sequentially due primarily to a favorable workers' compensation actuarial adjustment and high-margin labor disruption project fees.

Consolidated SG&A expenses were $174 million, or 19.8% of revenue, compared with $111 million, or 20.2% of revenue, in the same quarter last year. SG&A was $157 million, or 18.3% of revenue, in the previous quarter. The year-over-year and sequential increase in SG&A costs was driven primarily by higher employee and related expenses as the Company ramped hiring to serve strong demand. SG&A margin declined year over year due to operating leverage on increased revenue.

Income from operations was $106 million with an operating margin of 12.1%, compared with $46 million and 8.4%, respectively, in the same quarter last year. Adjusted EBITDA was $138 million, a year-over-year increase of 80%. Adjusted EBITDA margin was 15.8%, representing an increase of 190 basis points year over year.

At September 30, 2021, cash and cash equivalents totaled $137 million. Cash flow from operations was $17 million for the quarter, and capital expenditures were $16 million. The Company ended the quarter with total debt outstanding of $850 million and a leverage ratio of 1.5 to 1 as defined under our credit agreement.

Fourth Quarter 2021 Outlook

Metric	Guidance*
Consolidated revenue	$1,130- $1,150 million
Gross margin	31.8% - 32.3%
SG&A as percentage of revenue	17.5% - 17.9%
Operating margin	11.8% - 12.3%
Adjusted EBITDA margin	15.3% - 15.8%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Revenue in the fourth quarter of 2021 is expected to be approximately 80% higher than prior year. Nurse and Allied Solutions segment revenue is expected to grow 96-100% year over year. For the Physician and Leadership Solutions segment, revenue is expected to be approximately 35% higher than prior year. Technology and Workforce Solutions segment revenue is expected to grow by approximately 50% compared with the year-ago period.

Fourth quarter estimates for certain other financial items include depreciation of $10.5 million, non-cash amortization expense of $16 million, stock-based compensation expense of $7 million, interest expense of $10 million, integration and other expenses of $7 million, and an adjusted tax rate of 27%. Revenue guidance includes $14 million from labor disruption activities.

Conference Call on November 4, 2021
AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare, will host a conference call to discuss its third quarter 2021 financial results and fourth quarter 2021 outlook on Thursday, November 4, 2021 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (844) 200-6205 in the U.S. or +1-929-526-1599 for international callers and using passcode 634975. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available beginning at 8:00 p.m. Eastern Time on November 4, 2021 and can be accessed until 11:59 p.m. Eastern Time on November 18, 2021 by calling (866) 813-9403 in the U.S. or +44 204 525 0658 internationally, with access code 281414.

About AMN Healthcare
AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language services, revenue cycle solutions, credentialing, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

Non-GAAP Measures
This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results/default.aspx. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning the impact and contributions of the AMN team, healthcare utilization, the duration and severity of the labor shortage, the changing workforce management paradigm, current demand drivers, fourth quarter 2021 revenue projections for our travel nurse and allied businesses and each of our Nurse and Allied Solutions, Physician and Leadership Solutions and Technology and Workforce Solutions segments, and our fourth quarter 2021 guidance for consolidated revenue, gross margin, operating margin, SG&A as a percent of revenue, adjusted EBITDA margin, depreciation expense, non-cash amortization expense, stock-based compensation expense, interest expense, integration and other expenses, and adjusted tax rate. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.
The targets and expectations noted in this release depend upon, among other factors, (i) the magnitude and duration of the effects of the COVID-19 pandemic on demand and supply trends, our business, its financial condition and our results of operations, (ii) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (iii) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs, (iv) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs and requirements, including mandatory vaccination, (v) our ability to manage the pricing impact that the COVID-19 pandemic and consolidation of healthcare delivery organizations may have on our business, (vi) the duration of the period that hospitals and other healthcare entities adjust their utilization of temporary employees, physicians, leaders and other workforce technology applications as a result of the suspension of or restrictions placed on non-essential and elective healthcare as a result of the COVID-19 pandemic, (vii) the duration of the period that individuals may continue to forego non-essential and elective healthcare as “safer at home” restrictions and recommendations lift, (viii) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (ix) our ability to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (x) our ability to consummate and effectively incorporate acquisitions into our business, (xi) the extent to which “shelter-in-place” orders, quarantines and restrictions on travel and mass gatherings that were ordered earlier in the year to slow the spread of the COVID-19 virus may be reinstituted as infection rates continue to climb in many parts of the country, (xii) the extent and duration of the period that a significant spike in unemployment that has resulted from the COVID-19 pandemic will cause an increase in under- and uninsured patients and a corresponding reduction in overall healthcare utilization and demand for our services, (xiii) the extent to which the COVID-19 pandemic may disrupt our operations due to the unavailability of our employees or healthcare professionals due to illness, risk of illness, quarantines, travel restrictions, mandatory vaccination requirements, or other factors that limit our existing or potential workforce and pool of candidates, and (xiv) the severity and duration of the impact the COVID-19 pandemic has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered.
    For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2020. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Senior Director, Investor Relations
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020
Revenue	$877,800	$551,631	$857,445	$2,621,190	$1,762,443
Cost of revenue	571,935	366,998	576,902	1,745,914	1,178,204
Gross profit	305,865	184,633	280,543	875,276	584,239
Gross margin	34.8%	33.5%	32.7%	33.4%	33.1%
Operating expenses:
Selling, general and administrative (SG&A)	173,932	111,235	156,629	491,773	394,537
SG&A as a % of revenue	19.8%	20.2%	18.3%	18.8%	22.4%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	26,104	26,936	24,740	74,098	69,096
Total operating expenses	200,036	138,171	181,369	565,871	463,633
Income from operations	105,829	46,462	99,174	309,405	120,606
Operating margin (1)	12.1%	8.4%	11.6%	11.8%	6.8%

Interest expense, net, and other (2)	5,223	12,564	10,111	24,278	35,061

Income before income taxes	100,606	33,898	89,063	285,127	85,545

Income tax expense	26,583	7,831	22,293	73,956	24,188
Net income	$74,023	$26,067	$66,770	$211,171	$61,357
Net income as a % of revenue	8.4%	4.7%	7.8%	8.1%	3.5%

Other comprehensive income (loss):
Foreign currency translation and other	11	(14)	3	(10)	(119)
Other comprehensive income (loss)	11	(14)	3	(10)	(119)

Comprehensive income	$74,034	$26,053	$66,773	$211,161	$61,238

Net income per common share:
Basic	$1.55	$0.55	$1.40	$4.43	$1.29
Diluted	$1.54	$0.55	$1.39	$4.40	$1.29
Weighted average common shares outstanding:
Basic	47,737	47,476	47,659	47,666	47,406
Diluted	48,080	47,676	48,019	48,022	47,647

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	September 30, 2021	December 31, 2020	September 30, 2020
Assets
Current assets:
Cash and cash equivalents	$137,041	$29,213	$58,419
Accounts receivable, net	570,101	376,099	352,746
Accounts receivable, subcontractor	141,626	73,985	56,300
Prepaid and other current assets	50,763	54,438	46,238
Total current assets	899,531	533,735	513,703
Restricted cash, cash equivalents and investments	63,603	61,347	60,898
Fixed assets, net	127,762	116,174	112,752
Operating lease right-of-use assets	36,487	77,735	81,082
Other assets	157,909	135,120	125,831
Goodwill	893,283	864,485	869,941
Intangible assets, net	530,422	564,911	580,658
Total assets	$2,708,997	$2,353,507	$2,344,865

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$284,094	$167,881	$152,935
Accrued compensation and benefits	321,938	213,414	184,736
Current portion of notes payable	—	4,688	9,375
Current portion of operating lease liabilities	14,396	15,032	15,338
Deferred revenue	17,904	11,004	11,900
Other current liabilities	2,854	10,938	11,884
Total current liabilities	641,186	422,957	386,168
Revolving credit facility	—	—	40,000
Notes payable, net of unamortized fees and premium	842,027	857,961	854,533
Deferred income taxes, net	61,187	67,205	79,681
Operating lease liabilities	15,004	77,800	81,674
Other long-term liabilities	107,115	107,907	95,736
Total liabilities	1,666,519	1,533,830	1,537,792

Commitments and contingencies

Stockholders’ equity:	1,042,478	819,677	807,073

Total liabilities and stockholders’ equity	$2,708,997	$2,353,507	$2,344,865

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020

Net cash provided by operating activities	$16,746	$88,710	$171,494	$227,371	$216,981
Net cash used in investing activities	(25,408)	(15,196)	(56,403)	(79,017)	(528,458)
Net cash provided by (used in) financing activities	(527)	(62,437)	(55,470)	(31,230)	266,557
Effect of exchange rates on cash	11	(14)	3	(10)	(119)
Net increase (decrease) in cash, cash equivalents and restricted cash	(9,178)	11,063	59,624	117,114	(45,039)
Cash, cash equivalents and restricted cash at beginning of period	210,282	97,860	150,658	83,990	153,962
Cash, cash equivalents and restricted cash at end of period	$201,104	$108,923	$210,282	$201,104	$108,923

AMN Healthcare Services, Inc.
Non-GAAP Reconciliation Tables
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020
Reconciliation of Non-GAAP Items:

Net income	$74,023	$26,067	$66,770	$211,171	$61,357
Income tax expense	26,583	7,831	22,293	73,956	24,188
Income before income taxes	100,606	33,898	89,063	285,127	85,545
Interest expense, net, and other (2)	5,223	12,564	10,111	24,278	35,061
Income from operations	105,829	46,462	99,174	309,405	120,606
Depreciation and amortization	26,104	26,936	24,740	74,098	69,096
Depreciation (included in cost of revenue) (3)	686	481	616	1,773	981
Share-based compensation	2,589	3,772	6,019	17,895	15,046
Acquisition, integration, and other costs (4)	3,143	(791)	2,999	9,644	25,650
Adjusted EBITDA (5)	$138,351	$76,860	$133,548	$412,815	$231,379

Adjusted EBITDA margin (6)	15.8%	13.9%	15.6%	15.7%	13.1%

Net income	$74,023	$26,067	$66,770	$211,171	$61,357
Adjustments:
Amortization of intangible assets	16,011	19,572	15,806	47,018	48,071
Acquisition, integration, and other costs (4)	3,143	(791)	2,999	9,644	25,650
Fair value changes of equity investments and instruments (2)	(5,412)	—	—	(6,683)	1,891
Debt financing related costs	—	1,773	—	158	1,773
Tax effect on above adjustments	(3,573)	(5,760)	(4,889)	(13,036)	(20,536)
Tax effect of COLI fair value changes (7)	(600)	(1,158)	(1,093)	(2,779)	(219)
Excess tax benefits related to equity awards (8)	(230)	(791)	(877)	(1,783)	(2,027)
Adjusted net income (9)	$83,362	$38,912	$78,716	$243,710	$115,960

GAAP diluted net income per share (EPS)	$1.54	$0.55	$1.39	$4.40	$1.29
Adjustments	0.19	0.27	0.25	0.67	1.14
Adjusted diluted EPS (10)	$1.73	$0.82	$1.64	$5.07	$2.43

AMN Healthcare Services, Inc.
Supplemental Segment Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2021	2020	2021	2021	2020
Revenue
Nurse and allied solutions	$627,049	$382,699	$624,485	$1,908,195	$1,251,509
Physician and leadership solutions	150,663	109,116	139,104	430,523	355,580
Technology and workforce solutions	100,088	59,816	93,856	282,472	155,354
	$877,800	$551,631	$857,445	$2,621,190	$1,762,443

Segment operating income (11)
Nurse and allied solutions	$92,564	$52,923	$89,674	$283,768	$173,706
Physician and leadership solutions	19,301	15,538	21,849	62,366	45,432
Technology and workforce solutions	47,210	25,680	42,653	131,952	62,814
	159,075	94,141	154,176	478,086	281,952
Unallocated corporate overhead (12)	20,724	17,281	20,628	65,271	50,573
Adjusted EBITDA (5)	$138,351	$76,860	$133,548	$412,815	$231,379

Gross Margin
Nurse and allied solutions	29.3%	27.4%	26.6%	27.6%	27.6%
Physician and leadership solutions	34.8%	36.7%	36.6%	36.1%	36.6%
Technology and workforce solutions	69.4%	66.1%	67.7%	68.3%	69.5%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (13)	11,972	8,916	12,555	12,206	10,048

Physician and leadership solutions
Days filled (14)	44,147	35,802	39,368	123,619	108,701
Revenue per day filled (15)	$2,016	$1,900	$1,977	$2,048	$1,925

	As of September 30,		As of December 31,
	2021	2020	2020
Leverage ratio (16)	1.5	2.6	2.6

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosure
Reconciliation of Guidance Operating Margin to Guidance
Adjusted EBITDA Margin
(unaudited)

	Three Months Ended
	December 31, 2021
	Low(17)	High(17)

Operating margin	11.8%	12.3%
Depreciation and amortization	2.3%	2.3%
EBITDA margin	14.1%	14.6%
Share-based compensation	0.6%	0.6%
Acquisition, integration, and other costs	0.6%	0.6%
Adjusted EBITDA margin	15.3%	15.8%

(1)Operating margin represents income from operations divided by revenue.
(2)Changes in the fair value of equity investments and instruments are recognized in interest expense, net, and other. Since the changes in fair value are unrelated to the Company’s operating performance, we exclude the impact from the calculation of adjusted net income and adjusted diluted EPS.
(3)A portion of depreciation expense for AMN Language Services (formerly known as Stratus Video, which was acquired in February 2020 and has since been rebranded) is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(4)Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, extraordinary legal expenses, and restructuring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. Acquisition, integration, and other costs for the three months ended September 30, 2020 of $7,510,000 were offset by a decrease in contingent consideration liabilities for recently acquired companies of $6,700,000 and a one-time insurance policy benefit of $1,601,000. Acquisition, integration, and other costs for the nine months ended September 30, 2020 of $28,951,000 were partially offset by a net decrease in contingent consideration liabilities for recently acquired companies of $1,700,000 and the aforementioned one-time insurance policy benefit.
(5)Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, restructuring expenses, extraordinary legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(6)Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(7)The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(8)The consolidated effective tax rate is affected by the recording of excess tax benefits and tax deficiencies relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, the Company no longer records excess tax benefits and tax deficiencies to additional paid-in capital, but such excess tax benefits and tax deficiencies are now recognized in income tax expense. The magnitude of the impact of excess tax benefits and tax deficiencies generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest or exercise in relation to the fair value of the awards on the grant date or the exercise behavior of the Company’s stock appreciation rights holders. Since these excess tax benefits and tax deficiencies are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(9)Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) extraordinary legal expenses, (D) changes in fair value of equity investments and instruments, (E) deferred financing related costs, (F) tax effect, if any, of the foregoing adjustments, (G) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, and (H) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance, and (I) restructuring tax benefits. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.
(10)Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(11)Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, and share-based compensation.
(12)Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs.
(13)Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(14)Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(15)Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(16)Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.
(17)Guidance percentage metrics are approximate.